Exhibit 2

JOINT FILING AGREEMENT

Cerro Trading Company, Inc. (“Cerro”) and SPC Investors, LLC (“SPC Investors”) hereby agree that the Amendment No. 6 to Schedule 13D to which this Joint Filing Agreement is attached as an exhibit is filed with the Securities and Exchange Commission on behalf of each of Cerro and SPC Investors.

     IN WITNESS WHEREOF, the parties have signed this Joint Filing Agreement as of the 15th day of April, 2005.

Date: April 15, 2005	CERRO TRADING COMPANY, INC.

	By:	/s/ Robert W. Webb

	Name:	Robert W. Webb
	Title:	Secretary and General Counsel

SPC INVESTORS, LLC

	By:	/s/ Thomas J. Pritzker

	Name:	Thomas J. Pritzker, solely in his
capacity as trustee and not in his individual capacity
	Title:	Truste

By:	/s/ Karl J. Breyer

Name:	Karl J. Breyer, solely in his
capacity as trustee and not in his individual capacity
Title:	Trustee

By:	/s/ Marshall E. Eisenberg

Name:	Marshall E. Eisenberg, solely in his
capacity as trustee and not in his individual capacity
Title:	Trustee